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As filed with the Securities and Exchange Commission on July 1, 2003

REGISTRATION NO. 333-33251

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GENZYME CORPORATION
(Exact name of registrant as specified in its charter)

Massachusetts (State or other jurisdiction of incorporation)	06-1047163 (I.R.S. Employer Identification Number)

One Kendall Square, Cambridge, Massachusetts 02139
(Address of Principal Executive Offices)

DIRECTORS' DEFERRED COMPENSATION PLAN
(Full Title of the Plan)

PETER WIRTH
Genzyme Corporation
One Kendall Square
Cambridge, Massachusetts 02139
(617) 252-7500
(Name, address and telephone number of agent for service)

with copies to:

PAUL KINSELLA
Ropes & Gray
One International Place
Boston, Massachusetts 02110
(617) 951-7000

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Genzyme General Division Common Stock, $0.01 par value(2)(3)	2,806	$42.15(4)	$118,272.90(4)	$9.57(5)

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers such additional number of shares of Genzyme General Division common stock ("Genzyme General Stock") as may be issued upon a stock split, stock dividend or similar transaction.

(2)
Includes associated purchase rights which currently are evidenced by certificates for shares of Genzyme General Stock and automatically trade with such shares.

(3)
Represents the additional number of shares of Genzyme General Stock registered pursuant to this Amendment No. 1 to reflect the exchange on June 30, 2003 (the "Exchange Date") of all outstanding shares of Genzyme Molecular Oncology Division common stock ("Molecular Oncology Stock") for shares of Genzyme General Stock.

(4)
Pursuant to Rule 457(c) and 457(h)(1) under the Securities Act of 1933, the proposed maximum offering price per share and the maximum aggregate offering price for the shares have been calculated solely for the purpose of computing the registration fee on the basis of the average high and low prices of the Genzyme General Stock as reported by the Nasdaq National Market on June 30, 2003 to be $43.24 and $41.05, respectively.

(5)
A registration fee of $76.36 was previously paid in connection with the registration of 50,000 shares of Molecular Oncology Stock in the original Registration Statement filed on August 8, 1997 (the "Original Registration Statement") (calculated pursuant to Rule 457(c) and Rule 457(h)(1)). None of such 50,000 shares of Molecular Oncology Stock were issued as of the Exchange Date and, on the Exchange Date, such shares converted into up to 2,806 shares of Genzyme General Division common stock. Accordingly, this post-effective amendment amends the Original Registration Statement to register an additional 2,806 shares of Genzyme General Stock and to deregister the shares of Molecular Oncology Stock registered in the Original Registration Statement that had not been issued as of the Exchange Date. Pursuant to Rule 457(p), $9.57 of the filing fee previously paid in connection with the Original Registration Statement to register the shares of Molecular Oncology Stock is offset against the currently due filing fee of $9.57 for the additional shares of Genzyme General Stock being registered hereunder.

Explanatory Note

        The Registrant hereby amends its Registration Statement on Form S-8 (File No. 333-33251) filed with the Securities and Exchange Commission on August 8, 1997, which is incorporated herein by reference, to reflect the exchange of all of its Genzyme Molecular Oncology Division common stock for shares of its Genzyme General Division common stock (Nasdaq: GENZ) and cash in lieu of fractional shares on June 30, 2003 (the "Exchange Date"). In connection with the exchange, all shares of Genzyme Molecular Oncology Division common stock reserved for issuance under the Directors' Deferred Compensation Plan were converted into shares of Genzyme General Division common stock based on an exchange ratio of 0.05614 shares of Genzyme General Division common stock for each share of Genzyme Molecular Oncology Division common stock, rounded down to the nearest whole share. Accordingly, the 50,000 shares of Genzyme Molecular Oncology Division common stock that had been previously registered but had not been issued as of the Exchange Date now represent up to 2,806 shares of Genzyme General Division common stock. This Amendment increases the number of shares of Genzyme General Division common stock registered by 2,806 to reflect the exchange and deregisters such 50,000 shares of Genzyme Molecular Oncology Division common stock that had been previously registered on the Registrant's Registration Statement on Form S-8 (File No. 333-33251) filed with the Securities and Exchange Commission on August 8, 1997.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, as of July 1, 2003.

GENZYME CORPORATION
By:	/s/ PETER WIRTH Peter Wirth Executive Vice President and Chief Legal Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Name	Title	Date

* Henri A. Termeer	Principal Executive Officer and Director	July 1, 2003
/s/ MICHAEL S. WYZGA Michael S. Wyzga	Principal Financial and Accounting Officer	July 1, 2003
* Constantine E. Anagnostopoulos	Director	July 1, 2003
* Douglas A. Berthiaume	Director	July 1, 2003
* Henry E. Blair	Director	July 1, 2003
* Robert J. Carpenter	Director	July 1, 2003
* Charles L. Cooney	Director	July 1, 2003
Victor J. Dzau	Director
Connie Mack III	Director
*By	/s/ PETER WIRTH Attorney In Fact

EXHIBIT INDEX

5.1	Opinion of Ropes & Gray.
23.1	Consent of PricewaterhouseCoopers LLP, independent accountants to Genzyme.
23.2	Consent of Ropes & Gray (included in the opinion filed as Exhibit 5.1).
24.1	Powers of Attorney (previously filed in Part II of the Form S-8 dated August 8, 1997, File No. 333-33251).

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Explanatory Note
SIGNATURES
EXHIBIT INDEX